UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 13, 2004
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The following release was issued by Caterpillar on October 13, 2004:

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October 13, 2004

FOR IMMEDIATE RELEASE

Caterpillar Global Mining President Benson to Retire,
Curfman Elected as Replacement

Peoria, Ill. - Caterpillar Inc. (NYSE: CAT) announced today that Caterpillar Global Mining President Richard A. Benson will retire effective February 1, 2005. The Caterpillar Board named Christopher C. Curfman, currently alliance relationship manager for Global Mining, a Caterpillar vice president effective December 1, 2004. Curfman will replace Benson as president of Global Mining.

“Dick founded the Global Mining Division in 2000 with the promise that a single point of accountability would better serve our worldwide mining customers’ needs. He has worked tirelessly to back up that commitment and has led a commercial turnaround in this business, resulting in a win-win for Caterpillar and our mining customers. This achievement - as evidenced by the market leadership and successful alliance relationships Caterpillar enjoys in the mining business today - is nothing short of spectacular,” said Chairman and CEO Jim Owens.

Benson, 61, joined Caterpillar in 1970 in the Economics Department and became chief economist for Europe in 1972. He moved to Jakarta, Indonesia, in 1982 to establish a new Caterpillar manufacturing subsidiary, P.T. Natra Raya. Benson was elected a Caterpillar vice president in 1989 when he assumed leadership for the company's wholly owned lift truck subsidiary in Ohio. In 1992, he moved back to Peoria to lead the company’s Diversified Products Division. He became president of Global Mining in 2000.

Curfman, 52, began his Caterpillar career in 1994, after nearly 20 years of marketing experience with a Caterpillar dealer and another equipment manufacturer. He initiated the Caterpillar rental store and used-equipment concepts during his tenure in the North American Commercial Division. For the last six years, he has served as managing director of marketing for Caterpillar in Australia and then for all of Asia-Pacific from a base in Singapore. He returned to the U.S. recently to become alliance manager in Global Mining.

“Chris has extensive international experience building customer relationships. Further, his Asia-Pacific marketing assignment has already afforded Chris extensive exposure to a number of our largest mining customers. He understands the industry and has an appreciation for the critical role our dealers play in this business. Chris will be working with Dick Benson over the next several months to ensure continuity and to maintain the positive momentum we have built in the mining sector,” said Owens.

For more than 75 years, Caterpillar Inc. has been building the world’s infrastructure and, in partnership with its worldwide dealer network, is driving positive and sustainable change on every continent. With 2003 sales and revenues of $22.76 billion, Caterpillar is a technology leader and the world’s leading manufacturer of construction and mining equipment, clean diesel and natural gas engines and industrial gas turbines. More information is available at www.cat.com.

For more information, contact:
Kelly Wojda
Corporate Public Affairs
(309) 675-1307
wojda_kelly_g@cat.com

Biographical Information

Richard A. Benson
Richard A. Benson is a vice president of Caterpillar and president of the Global Mining Division. This division has enterprise accountability for Caterpillar's worldwide mining business, including the underground segment served by Caterpillar Elphinstone.

Benson started with Caterpillar in 1970 in the Economics Department. In 1972, he became chief economist for Caterpillar Overseas S.A. in Geneva, Switzerland. In 1978, he became a manager in the Product Source Planning Department that was responsible for administering joint venture and licensing agreements around the world. In 1982, he moved to Jakarta, Indonesia, to establish and then manage a new Caterpillar manufacturing subsidiary, P.T. Natra Raya. Benson was elected a Caterpillar vice president in 1989 when he was appointed head of the company's wholly owned lift truck subsidiary in Mentor, Ohio. In 1992, he moved back to Peoria to head up Caterpillar's Diversified Products Division.

He is a member of the boards of Cat Elphinstone, ASV, Inc., Morrison Products, Mitsubishi Caterpillar Forklift, National Mining Association, SME Presidential Advisory Board, Center for Energy & Economic Development, Washington Community Center Advisory Board and the Washington United Way.

Benson received a Ph.D. in Economics from Michigan State University in 1970, and he has both a bachelor's and master's degree from the University of Illinois.

Christopher C. Curfman
Christopher C. Curfman is currently alliance manager in Caterpillar’s Global Mining Division, responsible for building the company’s business relationships with large mining customers.

Curfman began his career as a sales coordinator for Wallace Machinery, then a Caterpillar dealer in Oxnard, Calif. He went on to a 15-year career at Deere & Company beginning in 1979. He started as a Deere machine sales representative in Texas and became a district sales representative in Singapore, Indonesia, Burma and Thailand in 1981. In 1983, he returned to the U.S. to become market development manager for Deere’s Track-Type Tractors Division in Denver, Colo. In 1984, he assumed the general manager role for Mega Equipment Company, a Deere & Co. store in Dallas, Texas. He became the company’s division sales manager in Baltimore in 1985 and then president/general manager of Equipment Remarketing Services for Deere in Moline, Ill.

He joined Caterpillar in 1994, serving as the rental and used equipment/attachment manager in the company’s North American Commercial Division (NACD). He went on to become general manager of NACD’s Western region. In 1999, he became the managing director of Caterpillar of Australia Ltd., based in Melbourne. In 2001, he became managing director of Marketing for Caterpillar’s Asia-Pacific Division at its headquarters in Singapore. He returned to the U.S. in August 2004 to assume his current role in Global Mining.

Curfman graduated from Northwestern University with a Bachelor of Science degree in Education in 1975. He completed certificate programs in accounting and finance from the Wharton School of the University of Pennsylvania in 1987 and a three-year Executive Program from Louisiana State University in 1991. In 2002, he completed the Stanford Graduate School of Business Executive Program.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

October 13, 2004	By:	/s/ James B. Buda
James B. Buda
Vice President